Exhibit 4.2

FLEXION THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

DECEMBER 3, 2012

FLEXION THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of the 3rd day of December, 2012, by and among FLEXION THERAPEUTICS, INC., a Delaware corporation (the “Company”), and the investors listed on Exhibit A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor.”

RECITALS

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Series A Preferred Stock (the “Series A Stock”);

WHEREAS, certain of the Investors will be issued shares of the Company’s Series B Preferred Stock (the “Series B Stock” and together with the Series A Stock, the “Preferred Stock”) pursuant to that certain Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Transaction”);

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, the Prior Investors and the Company are parties to an Investor Rights Agreement dated September 30, 2009 (as amended, the “Prior Agreement”);

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement as set forth herein; and

WHEREAS, in connection with the consummation of the Transaction, the parties desire to enter into this Agreement in order to grant registration rights, information rights and other rights to the Investors as set forth herein.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL.

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Common Stock” means the common stock of the Company.

(b) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(c) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.

(e) “Initial Offering” means the Company’s first firm commitment underwritten public offering of the Common Stock registered under the Securities Act.

(f) “Major Investor” means an Investor (with its affiliates) that owns not less than 1,000,000 shares of Registrable Securities (as adjusted for stock dividends, combinations, splits, recapitalizations and the like).

(g) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC.

(h) “Registrable Securities” means (a) Common Stock issuable or issued upon conversion of the Shares, (b) shares of Common Stock acquired by or held by an Investor and (c) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144; (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned or (iii) that may be sold following the Initial Offering during any 90 day period by a Holder, provided that all shares of Common Stock issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during such 90 day period.

(i) “Registrable Securities then outstanding” shall be the number of shares of Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(j) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed $25,000 of a single special counsel for the Holders per registration, blue sky fees and expenses and the expense of any special audits

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incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(k) “SEC” or “Commission” means the Securities and Exchange Commission.

(l) “Securities Act” shall mean the Securities Act of 1933, as amended.

(m) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to any registration hereunder.

(n) “Shares” shall mean the Company’s Preferred Stock held from time to time by the Investors listed on Exhibit A hereto and their permitted assigns.

(o) “Special Registration Statement” shall mean a registration statement relating to (i) any employee benefit plan, (ii) any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statement related to the issuance or resale of securities issued in such a transaction, or (iii) any stock issued upon conversion of debt securities.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

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(b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to (x) one or more affiliated partnerships or funds managed by it, (y) its directors or officers, or (z) its members or former members in accordance with their interest in the limited liability company, (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder, or (E) an entity affiliated by common control with such Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c) Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.

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(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of a majority of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of a majority of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000), then the Company shall use commercially reasonable efforts to, within 30 days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

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(i) prior to the earlier of (A) the fifth anniversary of the date of this Agreement or (B) the expiration of the restrictions on transfer set forth in Section 2.11 following the Initial Offering;

(ii) after the Company has effected two registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii) during the period starting with the date of filing of, and ending on the date 180 days following the effective date of the registration statement pertaining to the Initial Offering (or such longer period as may be determined pursuant to Section 2.11 hereof); provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv) if within 30 days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within 90 days;

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the Chairman of the Board of Directors of the Company (the “Board”) stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any 12 month period;

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on

Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least 15 days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within 15 days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of

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disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement of which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the Company and underwriter determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below 30% of the total amount of securities requested to be included by the Holders in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 10 business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder

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that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $2,000,000;

(iii) if within 30 days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within 90 days, other than pursuant to a Special Registration Statement;

(iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than twice in any 12 month period;

(v) if the Company has, within the 12 month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.4; or

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(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, 2.3 or 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c) or 2.4(b), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c) or 2.4(b), as applicable, to undertake any subsequent registration.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 60 days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed 60 days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use of any registration statement (and the Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement

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during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay the filing or effectiveness or suspend the use of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive 60 days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. No more than two such Suspension Periods shall occur in any 12 month period. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities in such Holders’ possession at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

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(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event which would cause the prospectus included in such registration statement, as then in effect, to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

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(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated

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therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the

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indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided however, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and the Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.8 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) after such transfer would qualify as a Major Investor or (b)(i) is (x) a subsidiary, affiliated fund or other affiliated entity, parent, general partner, limited partner, retired partner, member or retired member, director or officer of a Holder that is a partnership or limited liability company, (y) a Holder’s family member or trust for the benefit of an individual Holder, or (z) an entity affiliated by common control with such Holder and (ii) after such transfer holds at least 100,000 shares of Registrable Securities (as adjusted for stock dividends, combinations, splits, recapitalizations and the like); provided, however, that in the case of both (a) and (b) above (i) the transferor shall, within 10 days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions applicable to such Holder set forth in this Agreement.

2.10 Limitation on Subsequent Registration Rights. Other than as provided in Section 5.10, after the date of this Agreement, the Company shall not, without the prior written approval of the Investors holding a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

2.11 “Market Stand-Off” Agreement. Each Investor hereby agrees that such Investor shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Common Stock (or other securities) of the Company held by such Investor (other than those

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included in the registration) during the 180-day period following the date of the final prospectus related to the Initial Offering (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided, that all officers and directors of the Company and holders of greater than 1% of the Company’s voting securities are bound by and have entered into similar agreements; provided, further that the extension of the 180-day period shall not apply in the event that the Company qualifies as an “Emerging Growth Company” pursuant to Section 2(a)(19) of the Exchange Act, as amended by the Jumpstart Our Business Startup Act of 2012. The obligations described in this Section 2.11 shall not apply to Special Registration Statements.

2.12 Agreement to Furnish Information. Each Investor agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Investor’s obligations under Section 2.11 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock of the Company (or other securities of the Company), each Investor shall provide, within 10 days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 2.12 shall not apply to Special Registration Statements. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said day period. Each Investor agrees that any transferee of any Shares shall be bound by Sections 2.11 and 2.12. The underwriters of the Company’s securities are intended third party beneficiaries of Sections 2.11 and 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent

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annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.2, Section 2.3, or Section 2.4 hereof shall terminate upon the earlier of: (i) the date three years following the closing of a “Qualified IPO” (as defined in the Company’s Certificate of Incorporation as in effect from time to time); or (ii) with respect to a Holder such time as the Company has completed its Initial Offering and all Registrable Securities of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any 90 day period. Upon such termination, such shares shall cease to be “Registrable Securities” hereunder for all purposes.

SECTION 3. COVENANTS OF THE COMPANY.

3.1 Basic Financial Information and Reporting.

(a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) As soon as practicable after the end of each fiscal year of the Company, and in any event within one 150 days thereafter, the Company will furnish to each Major Investor an audited balance sheet of the Company, as at the end of such fiscal year, and an audited statement of income and an audited statement of cash flows of the Company for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.

(c) The Company will furnish to each Major Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, an unaudited balance sheet of the Company as of the end of each such quarterly period, and an unaudited statement of income and an unaudited statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

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(d) The Company will furnish to such Major Investor, as soon as practicable after the end of each month, and in any event within 30 days thereafter, an unaudited balance sheet of the Company as of the end of each such month, and an unaudited statement of income and an unaudited statement of cash flows of the Company for such period and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(e) The Company will furnish to each Major Investor at least 30 days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent material revisions thereto).

(f) For purposes of this Section 3.1 and so long as Roche Finance Ltd continues to hold at least 1,000,000 shares of capital stock of the Company (as adjusted for stock dividends, combinations, splits, recapitalizations and the like), Roche Finance Ltd shall be considered a Major Investor; provided, however, that the Company may exclude Roche Finance Ltd from access to any material or meeting or portion thereof if the Company believes in good faith or upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, to avoid conflicts of interest (including any discussion regarding transactions with Roche Finance Ltd or its affiliates) or for other similar reasons.

3.2 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 (a) with respect to any person or entity that the Board determines in good faith is a competitor of the Company or (b) with respect to information which the Board determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed. Major Investors may exercise their rights under this Section 3.2 only for purposes reasonably related to their interests under this Agreement and related agreements. For purposes of clarity, a venture capital or other institutional investor shall not be considered a competitor for purposes of 3.2(a) solely by virtue of its security holdings in a company that may be considered a competitor to the Company. Notwithstanding anything to the contrary contained in this Agreement, the foregoing clause (a) shall not be deemed to prevent the investment, legal, finance, tax, accounting and audit personnel of an Investor and its affiliates from obtaining access to information under this Section 3.2 solely for the purpose of managing, evaluating and reporting on such Investor’s investment in the Company.

3.3 Confidentiality of Records. Each Investor agrees to use the same degree of care as such Investor uses to protect its own confidential information to keep confidential any

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information furnished to such Investor that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Investor as long as such partner, subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.3 or comparable restrictions; (ii) at such time as it enters the public domain through no fault of such Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by such Investor or its agents independently of and without reference to any confidential information communicated by the Company; or (v) as required by applicable law or requested by any governmental, regulatory or other legal authority. Any Investor disclosing information under (v) of the foregoing will promptly notify the Company of such disclosure and take reasonable steps to minimize the extent of any such required or requested disclosure and seek confidential treatment for the information so disclosed to the extent practicable.

3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Company’s Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5 Stock Vesting. Unless otherwise approved by the Board, all stock options and other stock equivalents issued by the Company after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) 25% of such stock shall vest at the end of the first year following either the date of issuance or such person’s services commencement date with the Company, and (b) 75% of such stock shall vest monthly over the remaining three years. If employees are permitted to early exercise unvested options or are granted restricted stock awards, unless otherwise approved by the Board, the repurchase option shall provide that upon termination of the employment of the stockholder, with or without cause, the Company or its assignee (to the extent permissible under any applicable securities law qualification) shall retain the option to repurchase at cost (or the lesser of cost or fair market value) any unvested shares held by such stockholder.

3.6 Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s legal counsel or Board.

3.7 Director and Officer Insurance. The Company will maintain in full force and effect director and officer liability insurance with coverage of not less than $3,000,000.

3.8 Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation and Bylaws, as in effect from time to time, shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.

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3.9 Board Observation Rights. The Company shall allow one representative designated by Versant Ventures, so long as Versant Ventures remains a Major Investor, one representative designated by Sofinnova Partners, so long as Sofinnova Partners remains a Major Investor, one representative of 5AM Ventures, so long as 5AM Ventures remains a Major Investor, one representative designated by Pfizer Inc., so long as Pfizer Inc. remains a Major Investor, and one representative designated by Novo A/S, so long as Novo A/S remains a Major Investor, to attend all meetings of the Board in a nonvoting capacity, and in connection therewith, the Company shall give each such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board; provided, however, that the Company reserves the right to exclude such representatives from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential or proprietary information or for other similar reasons. Such representatives of Versant Ventures, Sofinnova Partners, 5AM Ventures, Pfizer Inc. or Novo A/S agree to be bound by the provisions set forth in Section 3.3 hereof with respect to any confidential or proprietary information provided to or learned by the representative in connection with the rights set forth in this Section 3.9.

3.10 Reimbursement of Expenses. The Company will promptly reimburse all reasonable documented costs and expenses incurred by non-employee members of the Board in attending Board meetings, attending any Board committee meetings, and performing the Company’s business at the request of the Company consistent with the Company’s reasonable travel policy in effect from time to time; provided that the Company shall have delivered a copy of such travel policy (including any revisions thereto) in writing to each non-employee member of the Board.

3.11 Termination of Covenants. Unless otherwise specified, all covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Sections 3.3 and 3.8) shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to a Qualified IPO or (ii) upon a “Deemed Liquidation Event” (as defined in the Company’s Certificate of Incorporation as in effect from time to time).

3.12 Other Business Activities of Investors. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company. The Company and each Investor that is a party to this Agreement acknowledges and agrees that certain of the Investors or their affiliates may presently have, or may engage in the future in, internal development programs, or may receive information from third parties that relates to and may develop and commercialize independently or in cooperation with such third parties, products or services that are similar to or that are directly or

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indirectly competitive with the Company’s development programs, products or services. Nothing in this Agreement or any other agreement related to the transactions contemplated by this Agreement shall in any way preclude or restrict such Investors or their affiliates from conducting any development program, commercializing any product or service or otherwise engaging in any enterprise, whether or not such development program, product, service or enterprise competes with those of the Company, so long as such activities do not result in a violation of the confidentiality provisions of this Agreement (and provided that such Investor does not use any confidential information obtained from the Company for any purpose other than the purpose of managing, evaluating and reporting on such Investor’s investment in the Company).

SECTION 4. RIGHTS OF FIRST REFUSAL.

4.1 Subsequent Offerings. Subject to applicable securities laws, each Major Investor (provided that Roche Finance Ltd shall be considered a Major Investor for purposes only of this Section 4 so long as Roche Finance Ltd continues to hold at least 1,000,000 shares of capital stock of the Company) shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.7 hereof. Each Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of outstanding warrants or options) of which such Major Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) outstanding immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other equity security of the Company, (ii) any equity security of the Company convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other equity security of the Company (including any option to purchase such a convertible security), (iii) any equity security of the Company carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other equity security of the Company or (iv) any such warrant or right.

4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same (the “Offer”). Each Major Investor shall have 15 days from the giving of such notice to agree to purchase its applicable share of such Equity Securities as determined pursuant to Section 4.1 for the price and upon the terms and conditions specified in the notice by giving written notice to the Company (the “Notice of Acceptance”) and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the other provisions of this Section 4.2, after delivery of the Offer, the Company may issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside

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for issuance, sale or exchange, Equity Securities to the offerees or purchasers described in the Offer and upon the terms and conditions (including, without limitation, unit prices and interest rates) which are not more favorable, in the aggregate, to the acquiring person or persons or less favorable to the Company than those set forth in the Offer without complying with the terms of this Section 4, provided that the Company permits each Major Investor to purchase the pro rata share (including pursuant to Section 4.3) of Equity Securities that such Major Investor is entitled to purchase pursuant to this Section 4 on substantially the same terms as the Company sold the Equity Securities in the initial transaction, within 10 days after the Company receives a Notice of Acceptance from such Major Investor. Notwithstanding anything to the contrary in this Section 4.2, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3 Issuance of Equity Securities to Other Persons. If not all of the Major Investors elect to purchase their pro rata share of Equity Securities as determined pursuant to Section 4.1, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares on a pro rata basis. Each Major Investor that is so notified shall have five days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. The Company shall have 90 days thereafter to sell the Equity Securities in respect of which the Major Investor’s rights were not exercised, at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within 90 days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

4.4 Waiver of Right of First Refusal. In the event that the right of first refusal in Section 4.1 is waived pursuant to Section 5.5 or 4.7(i) hereof with respect to an issuance of Equity Securities by the Company, and any Investor that consented to such waiver pursuant to Section 5.5 or 4.7(i) (a “Waiving Investor”) is nevertheless permitted to purchase any such Equity Securities, each Investor that is not a Waiving Investor shall be entitled to purchase its Adjusted Pro Rata Share (as defined below) of such New Securities upon the terms and conditions set forth in Sections 4.1 and 4.2. For purposes of this Section 4.4, an Investor’s “Adjusted Pro Rata Share” of the Equity Securities subject to the waiver described herein shall be equal to (i) such Investor’s pro rata share of such Equity Securities (as determined pursuant to Section 4.1) multiplied by (ii) the highest percentage (up to 100%) of any Waiving Investor’s pro rata share (as determined pursuant to Section 4.1) that such Waiving Investor is permitted to purchase. For example, if only one Waiving Investor is permitted to purchase any Equity Securities and it is permitted to purchase 50% of its pro rata share of the Equity Securities, each Investor’s Adjusted Pro Rata Share shall be 50% of its pro rata share. For another example, if one Waiving Investor is permitted to purchase 60% of its pro rata share and another Waiving Investor is permitted to purchase 110% of its pro rata share, each Investor’s Adjusted Pro Rata

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Share shall be 100% of its pro rata share. Notwithstanding the foregoing, this Section 4.4 shall not apply with respect to an issuance of Equity Securities by the Company in the event that Section 4.1 hereof is waived with respect to such issuance by the Major Investors holding at least 90% of the Registrable Securities then held by Major Investors.

4.5 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to a Qualified IPO or (ii) a Deemed Liquidation Event. Notwithstanding Section 5.5 hereof and subject to Section 4.4 above, the rights of first refusal established by this Section 4 may be amended, or any provision waived with respect to all Major Investors holding Registrable Securities with and only with the written consent of the Company and the Major Investors holding a majority of the Registrable Securities held by all Major Investors, or as permitted by Section 5.5, except that no such waiver shall be effective unless such waiver, by its terms, applies to all Major Investors holding Registrable Securities in the same fashion.

4.6 Assignment of Rights of First Refusal. The rights of first refusal of each Major Investor under this Section 4 may be assigned to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.9.

4.7 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

(a) any Equity Securities issued upon conversion of, or as a dividend or distribution on, the Preferred Stock or issued pursuant to the Purchase Agreement (including without limitation the Warrants (as defined in the Purchase Agreement), if issued pursuant to the Purchase Agreement, and any Equity Securities issued upon exercise of the Warrants);

(b) any Equity Securities issued or issuable to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(c) any Equity Securities issued pursuant to the exercise of Equity Securities outstanding as of the date hereof;

(d) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(e) any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board;

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(f) any Equity Securities issued to third-party service providers in exchange for, or as partial consideration for, services rendered to the Company;

(g) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including (i) strategic alliances, collaborations, joint ventures, manufacturing or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board;

(h) any Equity Securities issued in connection with an Initial Offering; and

(i) any Equity Securities, which the Major Investors holding a majority of the then outstanding shares of Registrable Securities held by the Major Investors shall specifically designate as not being subject to the rights of first refusal set forth in this Section 4 pursuant to a written consent of such holders.

SECTION 5. MISCELLANEOUS.

5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without reference to conflicts of laws or principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Middlesex, Massachusetts.

5.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement. Except as

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specifically provided herein, there are no intended third party beneficiaries to this Agreement other than the parties listed on the signature pages hereto.

5.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained herein; provided that the parties hereto shall use their good faith reasonable efforts to agree to and execute alternate means to achieve the same or substantially the same economic or other result as that contemplated by such provision.

5.5 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that (i) any amendment or waiver of Section 3.8 shall also require the prior written consent of Versant Ventures, 5AM Ventures, Sofinnova Partners, Pfizer Inc. or Novo A/S to the extent that their respective rights under such Section are impaired, (ii) any amendment or waiver of Section 4.4 shall also require the prior written consent of the holders of 90% of the Registrable Securities then held by Major Investors, and (iii) any amendment or waiver of the second sentence of Section 4.5 shall require the prior written consent of the Major Investors holding a majority of the Registrable Securities then held by the Major Investors.

(b) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

5.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if

24.

not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address or electronic mail address as set forth on the signature pages hereof or Exhibit A hereto or at such other address or electronic mail address as such party may designate by 10 days advance written notice to the other parties hereto.

5.8 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.10 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock pursuant to the Purchase Agreement, any purchaser of such shares of Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder. Notwithstanding anything to the contrary contained herein, if the Company shall issue Equity Securities in accordance with Section 4.7 (a), (c), (e), (f), (g) or (i) of this Agreement, any purchaser of such Equity Securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder and any Equity Securities acquired (including upon exercise of any warrant issued to such party) by such party shall be deemed “Registrable Securities” for all purposes hereunder.

5.11 Counterparts; Facsimile and PDF. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Signatures delivered by facsimile or PDF shall have the same effect as originals.

5.12 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

25.

5.13 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

5.14 Termination. Except as otherwise provided in Sections 2.8(e) and 3.8 hereof, this Agreement shall terminate and be of no further force or effect upon the earlier of (i) a Deemed Liquidation Event; or (ii) the date three years following the closing of a Qualified IPO.

5.15 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended and restated in its entirety as set forth herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and the Prior Investors holding a majority of the Registrable Securities held by the Prior Investors and outstanding as of the date of this Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

26.

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:		INVESTORS:

FLEXION THERAPEUTICS, INC.		NOVO A/S

By:	/s/ Michael D. Clayman, M.D.	By:	/s/ Thomas Dyrberg, M.D.
	Michael D. Clayman, M.D.	Name:	Thomas Dyrberg, M.D.
	Chief Executive Officer	Title:	Senior Partner, Novo Ventures

Address:	300 TradeCenter, Suite 2460	5AM VENTURES II, L.P.
Woburn, MA 01801
	Fax: +1 781 897 9970	By:	/s/ Andrew J. Schwab
		Name:	Andrew J. Schwab
		Title:	Managing Partner

5AM CO-INVESTORS II, L.P.

		By:	/s/ Andrew J. Schwab
		Name:	Andrew J. Schwab
		Title:	Managing Partner

VERSANT VENTURE CAPITAL III, L.P.
VERSANT SIDE FUND III, L.P.
VERSANT DEVELOPMENT FUND III, LLC

		By:	Versant Ventures III, L.P.
		Its:	General Partner

		By:	/s/ Samuel D. Colella
		Name:	Samuel D. Colella
		Title:	Managing Director

PFIZER INC.

		By:	/s/ Barbara Dalton
		Name:	Barbara Dalton
		Title:	Vice President, Venture Capital

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

SOFINNOVA CAPITAL VI FCPR

By:	/s/ Rafaéle Tordjman
Name:	Rafaéle Tordjman
Title:	Managing Partner

THE BOARD OF TRUSTEES OF THE LELAND
STANFORD JUNIOR UNIVERSITY (DAPER I)

By:
Martina Poquet
Managing Director – Separate Investments

ROCHE FINANCE LTD

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

EXHIBIT A

SCHEDULE OF INVESTORS

NOVO A/S

Tuborg Havnevej 19

DK-2900 Hellerup

Denmark

Fax: +45 3527 6510

Attn: Heather Ludvigsen and Heath Lukatch

5AM VENTURES II, L.P.

5AM CO-INVESTORS II, L.P.

2200 Sand Hill Road, Suite 110

Menlo Park, CA 94025

Fax: 650-233-8923

VERSANT VENTURE CAPITAL III, L.P.

VERSANT SIDE FUND III, L.P.

VERSANT DEVELOPMENT FUND III, LLC

3000 Sand Hill Road, Bldg 4, Suite 210

Menlo Park, CA 94025

Fax: (650) 854-9513

SOFINNOVA CAPITAL VI FCPR

17, rue de Surène

75008 Paris, France

Fax: +33 (0)1 5305-4129

PFIZER INC.

235 E. 42nd Street

New York, NY 10017

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (DAPER I)

Direct Investments

Stanford Management Company

2770 Sand Hill Road

Menlo Park, CA 94025

ROCHE FINANCE LTD.

Grenzacherstrasse 122

CH-4058 Basel, Switzerland